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                                                                 EXHIBIT 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of JumboSports Inc.

In connection with our audit of the consolidated financial statements of JumboSports Inc., as of January 31, 1997 and for the year ended January 31, 1997, which consolidated financial statements are included by reference into this report, we have also audited the financial statement schedule listed in Item 99 herein.

In our opinion, this financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents, fairly, in all material respects, the information required to be included therein.


                                                   COOPERS & LYBRAND L.L.P.


Tampa, Florida
March 21, 1997


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